DARLA MOORE

650 Madison Avenue, 26th Floor

New York, New York 10022

December 3, 2009

Mr. CB Smith

102 S. Main St.

Greenville, SC 29601

Dear CB:

I am submitting my resignation from the Board of The South Financial Group, Inc. and Carolina First Bank effective December 31, 2009.

As you know, I’ve been considering this matter for some time, primarily as a result of the level of other commitments that I have. Please understand that this has nothing to do with my level of support for TSFG or Carolina First Bank, and I certainly wish the Company nothing but the best, particularly as it traverses these difficult economic times.

Best regards,

/s/ Darla Moore

Darla Moore